Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009, relating to the financial statements of CyberDefender Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about CyberDefender Corporation’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of CyberDefender Corporation for the year ended December 31, 2008.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
June 17, 2009